Exhibit 10.1

TRANSITION AGREEMENT

AND GENERAL RELEASE

THIS AGREEMENT, made and entered into on this 9th day of January, 2007, by and between Radian Group Inc. a Delaware corporation (hereinafter “Radian” or the “Company”), and Roy Kasmar (“Executive”), reads as follows:

I. BACKGROUND

A. The Company currently employs Executive. The Company and Executive have mutually agreed to terminate Executive’s employment effective March 1, 2008 (the “Termination Date”). The Company and Executive agree that this Agreement shall constitute the “Notice” required by the Retention Agreement, as defined below, and between the date of this Agreement and the Termination Date, Executive shall continue as an employee of the Company as set forth below.

B. In appreciation for Executive’s dedicated and successful service to the Company and in exchange for all of Executive’s undertakings in this Agreement, the Company and Executive wish to enter into an agreement to (i) provide releases by Executive of the Company as to any claims that might be asserted by the Executive, as further described herein, and (ii) assuming that Executive complies with, executes, and does not revoke this Agreement and the Second Release, as defined below, provide Executive with the benefits and entitlements as provided herein.

II. SUBSTANTIVE PROVISIONS

In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1. Executive and the Company agree that, except as specifically provided below, the Retention Agreement previously entered into by Executive and the Company dated February 14, 2005 (the “Retention Agreement”) was fully satisfied as of December 31, 2006 and all benefits and payments were made or will be made as promptly as possible. Executive and the Company also agree that the change in control agreement between Executive and the Company dated March 12. 1999 (the “CIC Agreement”) will terminate and be of no further force or effect on July 1, 2007. In the event (a) a “Change of Control” occurs, within the meaning of the CIC Agreement, before July 1, 2007, and (b) Executive’s “Termination following a Change of Control” occurs, within the meaning of the CIC Agreement, on or before March 1, 2008, then Executive shall receive all Benefits upon a Change of Control and Other Payments, as described in Paragraphs 3 and 4 of the CIC Agreement, provided that for the purpose of calculating the cash payment in Paragraph 3(b)(ii) of the CIC Agreement, Executive’s “current target bonus eligibility” shall be $682,500. Amounts received by Executive pursuant to this Agreement shall be an offset against any amounts payable under the CIC Agreement, provided that Executive receives the greater of the total amount due either under this Agreement or under the CIC Agreement.

2. Executive shall continue as an employee of the Company until the Termination Date; provided, however, that Executive may choose to resign at any time after December 31, 2007 (the date of resignation then becoming the “Termination Date”), in which case his severance pay, as described in subsection (k) below, shall commence on the date of resignation and continue for the next 120 days only and all other provisions of this Agreement shall be adjusted accordingly.

(a) Until March 31, 2007, Executive’s principal function shall be to transition the Company’s international mortgage group to his successor.

(b) On April 1, 2007, Executive shall relinquish the title of President, Radian Group, and except as provided below shall no longer serve as an executive officer of the Company or an officer or director of any subsidiaries, and shall perform those reasonable duties, consistent with his knowledge and experience with the Company, requested of him by the Company’s Chief Executive Officer (the “CEO”), including supporting the new head of international mortgage services, serving as an advisor to the CEO, working on the Company’s re-engineering project, continuing as a board member of Radian Europe Limited and of Radian Australia and as a member of the Company’s Executive Risk Committee, among other things, until the Termination Date.

(c) For the full period of this Agreement through the Termination Date, Executive shall receive his current base salary, at the monthly rate (prior to any deductions) in effect for Executive on the date of this Agreement,

(d) Executive shall receive his 2006 bonus and long-term incentive payout in cash at 100% of target at such time as such payments are received by, or shares are issued to (but, in any event, no later than May 31, 2007), other Company executives;

(e) Executive’s principal business location, beginning on January 1, 2007 through the Termination Date, shall be in Florida. Executive shall not be required to travel more than 5 days per calendar month in performing his duties pursuant to this Agreement.

(f) Through the Termination Date, Executive shall continue to be subject to, and eligible for, all of the Company’s regular benefits and perquisites, policies and programs for executives generally.

(g) As soon as practicable after the Termination Date, Executive shall receive conversion rights under those welfare benefit plans of the Company in which he participated and which provide for such rights and be entitled to COBRA health care continuation coverage under section 4980B of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). All other employee and executive benefits not so converted shall cease on the Termination Date.

(h) As soon as practicable after the Termination Date, Executive shall be paid for all unused personal and vacation time.

(i) Executive shall continue to be reimbursed for customary and reasonable business expenses in accordance with the Company’s policy for executives generally.

(j) Through the Termination Date, Executive shall continue to vest in all equity grants made to him prior to the date of this Agreement but shall not be eligible for additional such grants after December 31, 2006 except with respect to the 2006 long term incentive payout referred to in Section 2(d).

(k) Assuming the execution and non-revocation of the Second Release, for the period from the Termination Date through June 30, 2008, Executive shall receive severance pay equal to the amount of his current base salary, at the monthly rate (prior to any deductions) in effect on the date of this Agreement and his COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall commence upon the Termination Date but Executive shall also receive, as severance pay, an additional payment equal to the cost of such coverage through June 30, 2008.

Except to the extent provided in Section 6(a) below, all payments and benefits due in accordance with the terms of this Section 2 shall be made to Executive (or his estate) regardless of whether he dies or becomes disabled following the date of this Agreement and prior to payment being made. In addition to the foregoing, and not conditioned on the execution of this Agreement, Executive shall receive all benefits due under any employee benefit plans or programs under which Executive participated and under which Executive has accrued and become or may become entitled to benefits, other than under any Company separation or severance plan or programs, in accordance with the terms of the applicable plan or program and applicable law. Notwithstanding anything in this Agreement to the contrary, no payments shall be made prior to the time permitted under section 409A of the Code.

3. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive after the Termination Date. Executive acknowledges that the Company is not required to enter into this Agreement and that the provisions of this Agreement will provide Executive with payments and benefits that are in excess of that to which Executive otherwise would have been entitled under the Retention Agreement.

4.(a) Until the Termination Date, Executive shall have no other employment or consulting relationships. Thereafter, Executive agrees and acknowledges that by reason of his employment by and service to the Company, he has had access to confidential information of the Company, and, therefore, Executive hereby reaffirms his obligations under, and agrees that he shall continue to be subject to, the terms of Section 5 of the Retention Agreement notwithstanding the termination of the Retention Agreement. In addition, while receiving any form of payment under this Agreement after the Termination Date, Executive hereby agrees that (i) he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to (directly or indirectly) providing mortgage insurance or financial guaranty to financial institutions located throughout the United States of America and the World, and (ii) he will not , either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company on the Termination Date.

(b) For the purposes of this Section 4, Section 5, Section 6, and Section 7, the term “Company” shall be deemed to include Radian and the subsidiaries and affiliates of Radian, but nothing herein shall be seemed to expand Executive’s obligations under Section 4 above.

5.(a) Executive acknowledges and agrees that the restrictions contained in Section 4 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive further acknowledges and agrees that a breach of the restrictions in Section 4 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of proving actual damages; and (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of Section 4 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) If Executive breaches his obligations under Section 4, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

6.(a) For and in consideration of the benefits to be paid pursuant to this Agreement, and intending to be legally bound, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs. As further consideration for the obligations of the Company to Executive under Sections 2(j) (as to grants vesting in February 2008 only) and (k) above only (which obligations shall be null and void if he does not do so), Executive also agrees to execute an additional release to the Company, as set forth in Appendix A, as of the Termination Date (the “Second Release”), and Executive agrees that the Second Release shall be executed within twenty-one (21) days after the Termination Date.

(b) Notwithstanding anything in this Agreement, including, without limitation, subparagraph (a) hereof, to the contrary, Executive does not waive any entitlements under the terms of this Agreement, under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or programs) or under the bylaws of the Company and any insurance policies purchased by the Company that provide for indemnification for his actions while an officer or employee of the Company or any of its affiliates.

(c) Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

7.(a) Executive also agrees that for a period of one year following the Termination Date, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.

(b) The Company and Executive agree not to disparage the name, business reputation or business practices of the other, or of the Company’s officers, employees and directors or agents.

8. Nothing in this Agreement shall prohibit or restrict Executive from (a) making any disclosure of information required by law, (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resource officers, or (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

9. The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Company, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owned by the Company to Executive.

10. Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 6, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 6, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

11. Executive hereby acknowledges that he has had the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 6, for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103, Attention: Executive Vice President and General Counsel, in which event the provisions of this Agreement shall be null and void (except as provided in Section 12 below), and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

12. Executive acknowledges and agrees that if he revokes this Agreement and the release set forth in Section 6, (i) Executive’s employment with the Company will terminate as of June 30, 2007, (ii) Executive will not receive any additional payments under this Agreement, (iii) Executive will receive only any amounts due for services performed through that date, and (iv) Executive will continue to be subject to the requirements of Section 5 of the Retention Agreement as described therein. Executive and the Company acknowledge and agree that this Agreement satisfies the 180-day advance notice requirement for termination of employment under the Retention Agreement.

13. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive as required by Section 2. Executive may not assign any of his personal undertakings hereunder.

14. This Agreement supersedes all prior agreements, including the Retention Agreement and the CIC Agreement, to the extent stated in Section 1, previously entered into by Executive and the Company, or as otherwise specifically set forth in this Agreement, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by Executive and a member of the Board on behalf of the Company.

15. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Executive obtains other employment.

16. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Radian Group Inc.

By:	/s/ Robert E. Croner
Executive Vice President, Human Resources

/s/ Teresa A. Bryce		/s/ Roy Kasmar
Witness		Executive

APPENDIX B

SECOND RELEASE TO THE COMPANY

In further consideration of compensation and benefits provided to Roy Kasmar (“Executive”) pursuant to Sections 2(j) (as to grants vesting in February 2008 only) and 2(k) of the Agreement between Executive and the Company entered into as of January     , 2007 (the “Agreement”), Executive hereby executes this Second Release To The Company (herein the “Second Release”) and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Second Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

Notwithstanding anything in this Agreement to the contrary, Executive does not waive any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other that under any Company separation or severance plan or programs).

Executive shall have twenty-one (21) days to execute this Second Release following his Termination Date, and the provisions of Sections 5(a), 10, 11 and 12, as set forth in the Agreement, are hereby incorporated herein.

I hereby execute this Second Release as of                     , 2008.

Roy Kasmar

Witness

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